Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL Announces Year End Retirement of Executive Vice President/Director

Omaha, NE—December 15, 2004—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today that Bill L. Fairfield, Executive Vice President, Business Development, and a member of the board of directors and the executive committee, is retiring from the company at year end.

Mr. Fairfield has been a member of SITEL’s board of directors since July 1995 and an officer of SITEL since March 2002.

Jim Lynch, Chairman and CEO of SITEL, stated, “Bill has been an important contributor to SITEL and our success for the past ten years.  As a board member since going public in 1995 and as a senior executive for the past two years, we have benefited from his business experience and insight.  We appreciate his years of dedicated service and wish him well.”

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 32,000 employees in 85 global contact centers, utilizing more than 25 languages and dialects to serve customers in 54 countries.  Please visit SITEL’s website at www.sitel.com for further information.

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